AGREEMENT AND PLAN OF MERGER

MARCH 31, 2006

by and among

SWEETSKINZ HOLDINGS CORP., a Delaware corporation (f/k/a NUPRO INNOVATIONS, INC.),

SWEETSKINZ MERGER SUB, INC., a Delaware corporation, which is a wholly owned subsidiary of Sweetskinz Holdings Corp.,

SWEETSKINZ, INC., a Pennsylvania corporation, and

YANN MELLET, SweetskinZ, Inc.’s founder and principal shareholder

INDEX OF ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES:

I	Capitalized Terms

II	Belmont and Alberdale Indemnification and Escrow Agreements

III	SKNZ Omnibus Stock Plan

EXHIBITS:

A.	Certificate of Merger

SCHEDULES:

SweetskinZ:

3.2	Capitalization; Ownership of Common Stock

3.8	Contracts

3.9	Intangibles

3.10	Title to Properties

3.11	Financial Statement exceptions

3.13	Insurance

3.14	Personnel and Employee Benefits.

The SknZ Parties:

4.2          Capitalization; Corporate Status

4.6	Financial Statement Exceptions

4.15	Contracts

4.16	Brokers and Finders

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of March 31, 2006 by and among SWEETSKINZ HOLDINGS CORP., a Delaware corporation (f/k/a NUPRO INNOVATIONS, INC.) (“SKNZ”), SWEETSKINZ MERGER SUB, INC., a Delaware corporation, which is a wholly owned subsidiary of SKNZ (“Merger Sub” and, together with SKNZ, the “SKNZ Parties”), and SWEETSKINZ, INC., a Pennsylvania corporation (“SweetskinZ”). Capitalized terms used herein, but not defined have the meanings ascribed to them in Annex 1 hereto.

RECITALS

WHEREAS, the Board of Directors of each of SKNZ, Merger Sub and SweetskinZ have determined that it is in the best interests of their respective stockholders for SKNZ to acquire SweetskinZ upon the terms and subject to the conditions set forth herein; and

WHEREAS, the SKNZ Parties and SweetskinZ are desirous of effecting a merger, all upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby represent, warrant, covenant, and agree as follows:

SECTION 1
THE MERGER

1.1           Merger. Subject to the terms and conditions of this Agreement, Merger Sub shall be merged with and into SweetskinZ in a transaction intended to qualify as a tax-free reorganization pursuant to Section 368(a) of the Code.

SECTION 2
TERMS OF MERGER

2.1           Terms of Merger; Effective Time. The terms of merger (the “Merger”) are as follows:

(a)           Merger Sub shall be merged with and into SweetskinZ in accordance with the statutory provisions of the Pennsylvania Consolidated Statutes (“PCS”).

(b)           SweetskinZ shall be the surviving corporation (the “Surviving Corporation”), and the corporate identity, existence, purposes, powers, franchises, rights, and immunities of SweetskinZ shall continue unaffected and unimpaired by the Merger. The corporate identity, existence, purposes, powers, franchises, rights, and immunities of Merger Sub shall be merged into the Surviving Corporation, and the Surviving Corporation shall be fully vested therewith.

(c)           Immediately after the Closing, the Merger shall be effected by filing with each of the Secretaries of State of Pennsylvania and Delaware the Certificate of Merger attached hereto as Exhibit A (the “Certificate of Merger”). The time at which the Certificate of Merger is filed with the Secretary of State of Pennsylvania shall be the “Effective Time” of the Merger. Concurrently with the Closing, the parties shall cause the Certificate of Merger to be so filed and recorded. In the event the Certificate of Merger is not filed with the Secretary of State of Pennsylvania by May 15, 2006 or is withdrawn prior thereto, this Agreement shall be null and void.

(d)           Except insofar as specifically otherwise provided by law, Merger Sub shall cease to exist at the Effective Time, whereupon the separate existences of SweetskinZ and Merger Sub shall become a single corporation.

(e)           The certificate of incorporation and bylaws of SweetskinZ prior to the Closing shall be the certificate of incorporation and bylaws of the Surviving Corporation.

(f)           At the Effective Time, without any action by the holder thereof, (i) each issued and outstanding share of SweetskinZ common stock, no par value per share (collectively, “SweetskinZ Common Stock”) and (ii) each outstanding option or warrant to purchase a share of SweetskinZ Common Stock (the “Options”), shall be deemed cancelled and converted into the right to receive (A) with respect to the SweetskinZ Common Stock, .5311155 shares of common stock, $.001 par value of SKNZ (the “SKNZ Common Stock”), and (B) with respect to the Options, options (or warrants, as applicable) exercisable into .5311155 shares of SKNZ Common Stock upon substantially the same terms and conditions as in effect prior to the Closing Date, but with appropriate adjustments to the exercise prices of such Options (collectively, “Replacement Options”). At the Effective Time, without any action by the holder thereof, each outstanding share of the capital stock of Merger Sub shall be deemed cancelled and converted into the right to receive one share of common stock of the Surviving Corporation. The aggregate number of shares of SKNZ Common Stock and the aggregate number of Replacement Options issued to the SweetskinZ Stockholders pursuant to this Section 2.1(f) shall equal, as of the Closing Date, approximately seventy three and four tenths percent (73.4%) of the outstanding SKNZ Common Stock on a fully diluted basis, exclusive of options outstanding under SKNZ Omnibus Stock Plan.

(g)           Fractional shares of SKNZ Common Stock shall not be issued and each holder of SweetskinZ Common Stock who would otherwise be entitled to receive any such fractional shares shall forfeit the right thereto.

(h)           At the Effective Time, SKNZ shall issue certificates evidencing the number of shares of SKNZ Common Stock issuable to the holders of SweetskinZ Common Stock in the Merger and Replacement Options issuable to the holders of the Options pursuant to Section 2.1(f) in return for the applicable certificates of SweetskinZ Common Stock and applicable Option agreements to be cancelled pursuant to Section 2.1(f).

(i)           If any certificate representing SweetskinZ Common Stock or Options shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and an agreement by such person to indemnify SKNZ and/or the Surviving Corporation against any claim that may be made against it with respect to such certificate, SKNZ will issue, in exchange for such lost, stolen or destroyed certificate, certificates representing the SKNZ Common Stock or Options to which such Person is entitled under Section 2.1(f), and any dividends or other distributions to which such Person is entitled pursuant to this Agreement.

2.2           Closing. Subject to the Parties’ right to terminate this Agreement found in Section 8 hereof, the closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at 10:00 a.m. EST on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties hereto to consummate the transactions contemplated by this Agreement (the “Closing Date”), at the offices of Rubin, Bailin, Ortoli, Mayer & Baker LLP, 405 Park Avenue - 15th Floor, New York, New York 10022, unless another time, date or place is agreed to in writing by the parties hereto.

SECTION 3
REPRESENTATIONS AND WARRANTIES OF SWEETSKINZ

SweetskinZ and Yann Mellet, SweetskinZ founder and majority shareholder, represent and warrant to the SKNZ Parties, as of the date hereof and as of the Closing Date (except for representations and warranties that speak as of a specific date or time, in which case, such representations and warranties shall be true and complete as of such date or time), as follows:

3.1           Organization of SweetskinZ. SweetskinZ is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania. SweetskinZ has the requisite corporate power and authority to own, lease, and operate its properties, and to carry on its business where such properties are now owned, leased, or operated and in the manner that such business is now conducted. SweetskinZ is qualified to do business as a foreign corporation in all jurisdictions in which the failure to so qualify would have a Material Adverse Effect on SweetskinZ.

3.2           Capitalization; Ownership of Common Stock.

(a)           The authorized capital stock of SweetskinZ consists of 25,000,000 shares of common stock, no par value per share (“Common Stock”), of which 5,393,360 shares are issued and outstanding. There are options and warrants to purchase an aggregate of 3,670,166 shares of SweetskinZ Common Stock outstanding. There are also promissory notes outstanding with an aggregate face amount plus accrued interest of $4,116,280 which notes and accrued interest will convert, immediately prior to the Effective Time, into 4,116,280 shares of SweetskinZ Common Stock

(b)           Except for the shares of SweetskinZ Common Stock, the options and warrants to purchase SweetskinZ Common Stock and the promissory notes and accrued interest convertible into SweetskinZ Common Stock described in 3.2(a) above and set forth on Schedule 3.2, there are no other outstanding equity securities of SweetskinZ outstanding or any outstanding securities of SweetskinZ convertible or exchangeable at any time into equity securities of SweetskinZ. SweetskinZ does not have any Subsidiaries and does not own any interests in any corporation, association, partnership, joint venture, trust, estate, limited liability company, limited liability partnership, organization or any other entity.

3.3           Authorization, Validity and Effect of Agreements. Subject to the approval of the SweetskinZ Stockholders, SweetskinZ has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by SweetskinZ of the transactions contemplated hereby will have been duly authorized by all requisite corporate action required to consummate the Merger. This Agreement will constitute, and all agreements and documents contemplated hereby (when executed and duly delivered pursuant hereto) will constitute, the valid and legally binding obligations of SweetskinZ, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

3.4           Books and Records. The minute books, stock record books, and other records of SweetskinZ, all of which have been made available in their entirety to the SKNZ Parties, are complete and correct in all material respects. The minute book of SweetskinZ contains accurate and complete records in all material respects of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of SweetskinZ, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

3.5           Absence of Conflicting Agreements. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (with or without the giving of notice, the lapse of time, or both): (a) other than the approval of the SweetskinZ Stockholders, does not require the consent of any third party; (b) will not conflict with any provision of the Certificate of Incorporation, Bylaws, or other organizational documents of SweetskinZ; (c) will not conflict with, result in a breach of, or constitute a default under, any applicable Order, Legal Requirement, or ruling of any court or Governmental Body to which SweetskinZ is subject; (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license, or permit to which SweetskinZ is a party or by which SweetskinZ or its assets are bound; and (e) will not create any Lien upon any of the assets of SweetskinZ or any of the SweetskinZ Common Stock. Except for the filing of the Certificate of Merger with the Secretary of State of the State of Pennsylvania, and the filing of a Form D with the SEC, no filing or consent with any Governmental Body or any other third party is required of SweetskinZ to consummate this Agreement or the transactions contemplated hereby.

3.6           Real Property. Other than the lease for the property located at 2311 Wallace St., Philadelphia, PA, pursuant to which SweetskinZ is obligated to pay $9,500 per month through December 31, 2006, SweetskinZ does not own any real property or have any Real Property Interests. SweetskinZ is not and, to SweetskinZ’s Knowledge, the landlord of its leased premises is not, in default, violation, or breach under said lease, and no event has occurred and is continuing that constitutes (with notice or passage of time or both) a default, violation or breach thereunder by SweetskinZ or, to SweetskinZ’s Knowledge, the landlord. SweetskinZ has not received any notice of a default under said lease. SweetskinZ has, to date, enjoyed quiet enjoyment and practical access to the premises subject to the lease. The leased premises (including the improvements thereon): (a) are in good condition and repair consistent with its current use; and (b) are available for immediate use in the conduct of SweetskinZ’s business and operations.

3.7           Tangible Personal Property. SweetskinZ owns or leases all Tangible Personal Property necessary to conduct SweetskinZ’s business and operations as now conducted. Without material exception, SweetskinZ owns and has good title to each item of Tangible Personal Property owned by it, and none of such Tangible Personal Property owned by SweetskinZ is subject to any Liens, except for Permitted Encumbrances. With allowance for normal repairs, maintenance, wear, and obsolescence, each material item of Tangible Personal Property owned by SweetskinZ is in good operating condition and repair and is available for immediate use in SweetskinZ’s business and operations.

3.8           Contracts. Schedule 3.8 lists all written Contracts and true and complete descriptions of all oral Contracts (including any amendments and other modifications to such Contracts) that SweetskinZ is a party or otherwise bound. All of such Contracts are in full force and effect and are valid, binding, and enforceable against SweetskinZ and, to SweetskinZ’s Knowledge, the other party(ies) thereto in accordance with their terms, except as the enforceability of such Contracts may be affected by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and by judicial discretion in the enforcement of equitable remedies. SweetskinZ is not, and to SweetskinZ’s Knowledge, no other party thereto is, in material default, violation, or breach in any respect under any such Contract and no event has occurred and is continuing that constitutes (with notice or passage of time or both) a material default, violation, or breach in any respect thereunder by SweetskinZ or, to SweetskinZ’s Knowledge, the other party(ies) thereto. No party to any Contract listed on Schedule 3.8 has delivered notice of any intention to terminate such Contract or amend the terms thereof.

3.9           Intangibles. Schedule 3.9 is a true and complete list of all material Intangibles owned and used by SweetskinZ in its business and operations as now conducted. SweetskinZ owns or has the right to use all material Intangibles required for the conduct of SweetskinZ’s business and operations as now conducted. Except as set forth on Schedule 3.9, (a) SweetskinZ has not received any notice or demand alleging that it is infringing upon or otherwise acting adversely to any trademarks, service marks, trade names, service names, copyrights, patents, patent applications, know-how, methods, processes or other intellectual property of any other Person, and there is no claim, proceeding or action pending or, to SweetskinZ’s Knowledge, threatened with respect thereto; (b) to SweetskinZ’s Knowledge, no Person is infringing upon SweetskinZ’s rights or ownership interest in its Intangibles; (c) to SweetskinZ’s Knowledge, SweetskinZ is not improperly using any trade secrets, or improperly using any confidential information of or about any of its past or present employees; and (d) to SweetskinZ’s Knowledge, the ownership and use of such Intangibles does not, and will not, as a result of the continued operation of the business as presently conducted, violate any Legal Requirement from or to any jurisdiction, and none of the Intangibles are subject to any outstanding Order, decree, judgment, stipulation or any Lien. With respect to each Intangible license, sublicense or agreement, (a) neither SweetskinZ nor, to SweetskinZ’s Knowledge, the other party(ies) to the license, sublicense, or agreement, is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder, and (b) no party to the license, sublicense or agreement has repudiated any provision thereof.

3.10         Title to Properties. Except as disclosed on Schedule 3.10, SweetskinZ has good title to its assets and properties, free of Liens or rights of others of any kind or nature, except for Permitted Encumbrances.

3.11         Financial Statements. SweetskinZ has delivered to SKNZ audited financial statements for the twelve-month period ended year ended December 31, 2004 and 2005 (collectively, the “Financial Statements”). Each of the foregoing Financial Statements (including, in all cases, the notes thereto, if any) (i) was accurate and complete in all material respects as of the date thereof, (ii) fairly presented the financial condition and results of operations of SweetskinZ set forth therein, and (iii) were prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby. SweetskinZ has no liabilities or obligations of any nature, whether known or unknown and whether absolute, accrued, contingent, or otherwise, except for liabilities or obligations reflected or reserved against in the Financial Statements and liabilities incurred in the Ordinary Course of Business since the date thereof. No off-balance sheet transactions exist in which SweetskinZ is a party.

3.12         Tax Matters.

(a)           SweetskinZ has filed all Tax Returns required to be filed. All such Tax Returns were correct and complete and have been prepared in compliance in all material respects with all applicable Legal Requirements. All Taxes owed by SweetskinZ (whether or not shown on any Tax Return) have been paid. SweetskinZ currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Body in a jurisdiction where SweetskinZ does not file Tax Returns that it may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of SweetskinZ that arose in connection with any familiar (or alleged failure) to pay any Tax

(b)           SweetskinZ has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person for all periods for which the statutory period of limitations for the assessment of such Tax has not yet expired and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)           No foreign, federal, state or local Tax audits or administrative Tax proceedings are pending or being conducted with respect to SweetskinZ. Neither SweetskinZ nor any director or officer of SweetskinZ has received from any foreign, federal, state or local Taxing Authority (including jurisdictions where SweetskinZ has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against SweetskinZ. Correct and complete copies of all material federal, state, local and foreign income Tax Returns filed or issued since its inception have been provided or made available to the SKNZ Parties;

(d)           SweetskinZ has not (i) waived any statute of limitations in respect of any Tax which has continuing effect or (ii) agreed to any extension of time with respect to a Tax assessment or deficiency which has not expired;

(e)           SweetskinZ has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f)           There is no contract, agreement, plan or arrangement covering any persons that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code, or would constitute compensation in excess of the limitations set forth in Section 162(m) of the Code.

(g)           SweetskinZ has disclosed to the Internal Revenue Service on the appropriate Tax Returns any Reportable Transaction in which it has participated. SweetskinZ has retained all documents and other records pertaining to any Reportable Transaction in which it has participated, including documents and other records listed in Treasury Regulation Section 1.6011-4(g) and any other documents or other records which are related to any Reportable Transaction in which it has participated but not listed in Treasury Regulation Section 1.6011-4(g).

3.13         Insurance. SweetskinZ maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of SweetskinZ (taking into account the cost and availability of such insurance). Schedule 3.13 sets forth a complete listing of all insurance maintained by SweetskinZ (indicating form of coverage, name of carrier and broker, coverage limits and premium, expiration dates and deductibles).

3.14         Personnel and Employee Benefits.

(a)           Employees and Compensation. Schedule 3.14 contains a true and complete list of all employees employed by SweetskinZ as of the date hereof. Schedule 3.14 also contains a true and complete list of all employee benefit plans or arrangements covering the officers and employees employed by SweetskinZ, including, with respect to the employees any:

(i)           “Employee welfare benefit plan,” as defined in Section 3(1) of ERISA (a “Welfare Plan”);

(ii)          “Multiemployer pension plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan” and, together with the Welfare Plans, the “Benefit Plans”);

(iii)         “Employee pension benefit plan,” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (a “Pension Plan”);

(iv)         Employee plan that is maintained in connection with any trust described in Section 501(c)(9) of the Code; and

(v)          Employment, severance, or other similar contract, arrangement, or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, or retirement benefits or arrangement for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases, or other forms of incentive compensation or post-retirement insurance, compensation, or benefits that is not a Welfare Plan, Pension Plan, or Multiemployer Plan, (collectively, “Benefit Arrangements”).

(b)           Pension Plans. SweetskinZ does not sponsor, maintain, or contribute to any Pension Plan.

(c)           Welfare Plans. Each Welfare Plan complies currently and has been maintained in compliance with its terms and, both as to form and in operation, with all requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such plans, including ERISA and the Code. SweetskinZ does not sponsor, maintain, or contribute to any Welfare Plan that provides health or death benefits to former employees of SweetskinZ other than as required by Section 4980B of the Code or other applicable laws.

(d)           Benefit Arrangements. Each Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement. SweetskinZ is not a party to any written contract prohibiting the termination of any employee.

(e)           Multiemployer Plans. Except as disclosed on Schedule 3.14, SweetskinZ has not at any time been a participant in any Multiemployer Plan.

(f)           Delivery of Copies of Relevant Documents and Other Information. SweetskinZ has delivered or made available to the SKNZ Parties true and complete copies of each of the following documents:

(i)           Each Welfare Plan and Pension Plan (and, if applicable, related trust agreements) and all amendments thereto, and written descriptions thereof that have been distributed to employees, all annuity contracts or other funding instruments; and

(ii)           Each Benefit Arrangement and written descriptions thereof that have been distributed to employees and complete descriptions of any Benefit Arrangement that is not in writing.

(g)           Labor Relations. Except as set forth on Schedule 3.14(g), SweetskinZ is not a party to or subject to any collective bargaining agreement or written or oral employment agreement with any employee. Except as set forth on Schedule 3.14(g), with respect to its employees, SweetskinZ has complied in all material respects with all laws, rules and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and has not received any notice alleging that SweetskinZ has failed to comply with any such laws, rules, or regulations. No proceedings are pending or overtly threatened between SweetskinZ, on the one hand, and any employee (singly or collectively), on the other hand. No labor union or other collective bargaining unit represents or claims to represent any of the employees.

3.15         Legal Actions and Orders.

(a)           There is no claim, legal action, counterclaim, suit, arbitration, or other legal or administrative proceeding, or Tax Proceeding pending or overtly threatened against SweetskinZ or relating to the assets used by SweetskinZ, or the business or operations of SweetskinZ, nor does SweetskinZ have Knowledge of any basis for the same.

(b)           There is no Order issued against SweetskinZ or the assets owned or used by SweetskinZ, or to which SweetskinZ’s business or operations are subject.

(c)           No officer or director or, to SweetskinZ’s Knowledge, agent, or employee of SweetskinZ is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of SweetskinZ.

(d)           No Related Persons (including officers and directors of SweetskinZ) have: (i) been convicted or plead nolo contender to any felony in the past 10 years; (ii) signed a consent decree with the SEC; or (iii) been convicted of any violation of a SEC law.

3.16         Environmental Compliance. Neither SweetskinZ’s Tangible Personal Property, nor, to its Knowledge, its Leased Real Property contains (A) any asbestos, polychlorinated biphenyls or any PCB contaminated oil, or (B) any Contaminants; and (ii) to SweetskinZ’s knowledge, all of SweetskinZ’s Leased Real Property is in full compliance with all applicable Environmental Laws.

3.17         Compliance with Legal Requirements. Since December 31, 2005:

(a)           SweetskinZ is, and at all times has been, in full compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(b)           To SweetskinZ’s knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by SweetskinZ of, or a failure on the part of SweetskinZ to comply with, any Legal Requirement, or (ii) may give rise under any Legal Requirement to any obligation on the part of SweetskinZ to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(c)           SweetskinZ has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement.

3.18         Conduct of Business in Ordinary Course. Since December 31, 2005 and through the date hereof, there has not been any Material Adverse Effect involving SweetskinZ. Without limiting the generality of the foregoing, since that date, SweetskinZ has not:

(a)           made any material sale, assignment, lease, or other transfer of assets other than in the Ordinary Course of Business;

(b)           canceled any debts owed to or claims held by SweetskinZ outside the Ordinary Course of Business;

(c)           made any material changes in its accounting practices;

(d)           suffered any material write-down of the value of any assets or any write-off as uncollectable of any of its accounts receivable;

(e)           made any capital expenditures outside the Ordinary Course of Business;

(f)           made any capital investment in or any loan to any other Person outside the Ordinary Course of Business;

(g)           experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property; or

(h)           committed to do any of the foregoing.

3.19           Accounts Receivable. SweetskinZ does not have any material accounts receivable.

3.20           Customers and Suppliers; Loss of Business. SweetskinZ does not have any customers as of March 31, 2006.

3.21           Relationships with Related Persons. Yann Mellet owns 2311 Wallace Street, Philadelphia, PA in fee simple. Such property is leased by SweetskinZ through December 31, 2006 at a monthly rate of $9,500. Other than ownership of such title, no Related Person of SweetskinZ has, or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to SweetskinZ’s business. Except as set forth in this Section 3.21, no Related Person of SweetskinZ is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has (i) had business dealings or a financial interest in any transaction with SweetskinZ other than business dealings or transactions conducted in the Ordinary Course of Business with SweetskinZ at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with SweetskinZ with respect to any line of the products or services of SweetskinZ (a “Competing Business”) in any market presently served by SweetskinZ except for ownership of less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Further, our Vice President of Marketing, Fanny Berry, is a sibling to Yann Mellet, our Chief Technology Officer.

3.22           Brokers or Finders. Neither SweetskinZ nor, to SweetskinZ’s Knowledge, any director, officer, agent or employee of SweetskinZ, has employed any broker or finder or has incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

SECTION 4
REPRESENTATIONS AND WARRANTIES OF THE SKNZ PARTIES

The SKNZ Parties, jointly and severally, represent and warrant to SweetskinZ (and the SweetskinZ Stockholders) as of the date hereof and as of the Closing Date (except for representations and warranties that speak as of a specific date or time, in which case, such representations and warranties shall be true and complete as of such date or time) as follows:

4.1           Organization of SKNZ and Merger Sub. SKNZ and Merger Sub are duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each other direct or indirect subsidiary of SKNZ is duly organized, validly existing, and in good standing under the laws of the state of its formation. SKNZ and each of its Subsidiaries has the requisite corporate power and authority to own, lease, and operate its properties, to carry on its business where such properties are now owned, leased, or operated and in the manner that such business is now conducted. SKNZ and each of its Subsidiaries is qualified to do business as a foreign corporation in all jurisdictions in which the failure to so qualify would have a Material Adverse Effect on SKNZ. Neither SKNZ nor any of its Subsidiaries is a participant in any joint venture or partnership with any Person with respect to any part of its operations or its business.

4.2           Capitalization; Corporate Status.

(a)           The authorized capital stock of SKNZ consists of (i) 50,000,000 shares of common stock, par value $0.001 per share, of which 2,535,295 shares are issued and outstanding and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share, of which there are no shares outstanding. All of the issued and outstanding shares of SKNZ Common Stock have been duly authorized, validly issued and are fully paid and non-assessable. All of the issued and outstanding shares of SKNZ Common Stock and their ownership are as described on Schedule 4.2. Except as described on Schedule 4.2, (a) no shares of SKNZ Common Stock are held in treasury, (b) there are no outstanding equity securities of SKNZ or other securities of SKNZ convertible or exchangeable at any time into equity securities of SKNZ, and (c) there are no outstanding stock appreciation rights, phantom stock rights, profit participation rights, or other similar rights with respect to any capital stock of SKNZ. Schedule 4.2 also sets forth all commitments or obligations that would require the issuance or sale of additional shares of capital stock of SKNZ at any time under any options, subscriptions, warrants, rights, or other obligations to purchase SKNZ Common Stock. SKNZ owns the Subsidiaries set forth on Schedule 4.2.

(b)           SKNZ and its Subsidiaries are now, and have been for the last 3 years, inactive companies with no operations. Prior thereto, SKNZ and its Subsidiaries were active businesses. SKNZ and its Subsidiaries have no material assets, no material liabilities, known or unknown, contingent or otherwise and no commitments other than immaterial obligations with respect to tax filings, corporate maintenance, and other similar ongoing expenses. At the Effective Time, the business of the Surviving Corporation will be the only operating business of SKNZ.

4.3           Authorization, Validity and Effect of Agreements. SKNZ and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by SKNZ and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and duly delivered pursuant hereto) will constitute, the valid and legally binding obligations of the SKNZ Parties, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

4.4           Books and Records. The minute books, stock record books, and other records of SKNZ and each of its Subsidiaries, all of which have been made available in their entirety to SweetskinZ, are complete and correct in all material respects. The minute books of SKNZ and its Subsidiaries contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, the respective stockholders, the respective Board of Directors, and committees of the Board of Directors of SKNZ and its Subsidiaries, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

4.5           Absence of Conflicting Agreements. As to the SKNZ Parties, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (with or without the giving of notice, the lapse of time, or both): (a) do not require the consent of any third party; (b) will not conflict with any provision of the Certificate of Incorporation, Bylaws, or other organizational documents of SKNZ or any of its Subsidiaries; (c) will not conflict with, result in a breach of, or constitute a default under any applicable Order, Legal Requirement, or ruling of any court or Governmental Body to which SKNZ or any of its Subsidiaries is subject; (d) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any material agreement, instrument, license, or permit to which SKNZ or any of its Subsidiaries is a party or by which SKNZ or any of its Subsidiaries or their respective assets are bound; and (e) will not create any Lien upon any of the assets of SKNZ or any of its Subsidiaries or any of the SKNZ Common Stock. Except for the filing of the Certificate of Merger and a Form D Filing pursuant to Regulation D of the Securities Act, no filing with any Governmental Body or any other third party is required to consummate this Agreement or the transactions contemplated hereby.

4.6           SEC Filings; Financial Statements.

(a)           Prior to November 10, 2005, SKNZ was required to file reports under the Exchange Act. From March 28, 2003 through November 10, 2005, SKNZ failed to make all required filings under the Exchange Act. Thus, SKNZ and its Subsidiaries have not been in continuous compliance with the Securities Act or the Exchange Act and may have potential liabilities as a result of such failure to file. Belmont Partners LLC and Alberdale Capital LLC, shareholders of SKNZ, have agreed to indemnify SweetskinZ from such potential liabilities by placing 75,000 and 200,000 shares of SKNZ Common Stock, respectively, with the Escrow Agent pursuant to the terms of the Escrow Agreement attached hereto as Annex II .

(b)           SKNZ has delivered to SweetskinZ audited financial statements, including the balance sheet and statement of income for the fiscal years ended December 31, 2004 and December 31, 2005, respectively (collectively the “SKNZ Financial Statements”). Each of the SKNZ Financial Statements (including, in all cases, the notes thereto, if any) (i) was accurate and complete in all material respects as of the date thereof, (ii) fairly presented the financial condition and results of operations of SKNZ set forth therein, and (iii) were prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby. Except as set forth on Schedule 4.6, SKNZ has no liabilities or obligations of any nature, whether known or unknown and whether absolute, accrued, contingent, or otherwise, except for liabilities or obligations reflected or reserved against in the SKNZ Financial Statements and liabilities incurred in the Ordinary Course of Business since the dates thereof. No off-balance sheet transactions exist in which SKNZ or any of its Subsidiaries is a party.

4.7           Liabilities. As of the Closing Date, SKNZ shall have no liabilities, taxes or any other obligations, contractual, or otherwise, whether or not contingent or known or unknown, other than those set forth in the SKNZ Financial Statements.

4.8           Tax Matters.

(a)           SKNZ and each of its Subsidiaries has timely filed all Tax Returns required to be filed. All such Tax Returns were correct and complete and have been prepared in compliance in all material respects with all applicable laws and regulations. All Taxes owed by SKNZ and each of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither SKNZ nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Body in a jurisdiction where either SKNZ or any of its Subsidiaries do not file Tax Returns that they may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of either SKNZ or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)           SKNZ and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person for all periods for which the statutory period of limitations for the assessment of such Tax has not yet expired and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)           No foreign, federal, state or local Tax audits or administrative Tax proceedings are pending or being conducted with respect to SKNZ or any of its Subsidiaries. Neither SKNZ nor any of its Subsidiaries nor any director or officer of SKNZ or any of its Subsidiaries has received from any foreign, federal, state or local Taxing Authority (including jurisdictions where SKNZ and its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against SKNZ or any of its Subsidiaries.

(d)           Correct and complete copies of all material federal, state, local and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, SKNZ or any of its Subsidiaries filed or issued since December 31, 2002 have been provided to SweetskinZ.

(e)           Neither SKNZ nor any of its Subsidiaries have (i) waived any statute of limitations in respect of any Tax which has continuing effect or (ii) agreed to any extension of time with respect to a Tax assessment or deficiency which has not expired.

(f)           The unpaid Taxes of SKNZ and its Subsidiaries (i) did not, as of December 31, 2005, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the SKNZ Financial Statements as of such date and (ii) do not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practice of SKNZ and its Subsidiaries in filing their Tax Returns. Since December 31, 2002, neither SKNZ nor any of its Subsidiaries have incurred any liability for Taxes arising from extraordinary gains or losses, as the term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(g)           SKNZ and each of its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(h)           Neither SKNZ nor any of its Subsidiaries (i) is or has been a party to any Tax allocation or sharing agreement or (ii) has been a member of an Affiliated Group (as defined in Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is SKNZ) or has a liability for Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(i)           Neither SKNZ nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)           There is no contract, agreement, plan or arrangement covering any persons that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code, or would constitute compensation in excess of the limitations set forth in Section 162(m) of the Code.

(k)           Neither SKNZ nor any of its Subsidiaries has been the “distributing corporation” (within the meaning of Section 355(a)(1) of the Code) nor the “controlled corporation” (within the meaning of Section 355(a)(1) of the Code) within the two-year period ending as of the date of this Agreement.

(l)           SKNZ and each of its Subsidiaries has disclosed to the Internal Revenue Service on the appropriate Tax Returns any Reportable Transaction in which it has participated.  SKNZ and each of its Subsidiaries have retained all documents and other records pertaining to any Reportable Transaction in which it has participated, including documents and other records listed in Treasury Regulation Section 1.6011-4(g) and any other documents or other records which are related to any Reportable Transaction in which it has participated but not listed in Treasury Regulation Section 1.6011-4(g).

(m)           Neither SKNZ nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in accounting method for a taxable period ending on or prior to the Closing Date under Section 481(a) of the Code (or any corresponding provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

4.9           Insurance. Neither SKNZ nor any of its Subsidiaries maintains insurance coverage (including without limitation, director and officer liability insurance).

4.10         Personnel and Employee Benefits.

(a)           Employees and Compensation. Other than the Omnibus Stock Plan attached hereto as Annex III, neither SKNZ nor its Subsidiaries maintains any employee benefit plans or arrangements covering the officers and employees employed by SKNZ or any of its Subsidiaries at any time, including any:

(i)           Welfare Plan;

(ii)           Multiemployer Plans;

(iii)           Pension Plan;

(iv)           Employee plan that is maintained in connection with any trust described in Section 501(c)(9) of the Code; and

(v)           Benefit Arrangements.

(b)           Pension Plans. Neither SKNZ nor any of its Subsidiaries sponsors, maintains, or contributes to any Pension Plan.

(c)           Welfare Plans. Neither SKNZ nor any of its Subsidiaries sponsors, maintains, or contributes to any Welfare Plan that provides health or death benefits to former employees of SKNZ or any of its Subsidiaries other than as required by Section 4980B of the Code or other applicable laws.

(d)           Benefit Arrangements. Each Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement. Neither SKNZ nor any of its Subsidiaries is a party to written contract prohibiting the termination of any employee.

(e)           Multiemployer Plans. Neither SKNZ nor any of its Subsidiaries has at any time been a participant in any Multiemployer Plan.

(f)           Prior Employees. Neither SKNZ, nor any of its Subsidiaries, has any obligation to any present or former employee of SKNZ or any of its present or former Subsidiaries, under any Plan or Benefit Arrangement described in Subsections 4.10(a), 4.10(b) or 4.10(c) or for indemnification for any matter or in any other respect.

(g)           Labor Relations. Neither SKNZ nor any of its Subsidiaries is a party to or subject to any collective bargaining agreement or written or oral employment agreement with any employee. SKNZ and each of its Subsidiaries have complied in all material respects with all laws, rules and regulations relating to the employment or labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and have not received any notice alleging that SKNZ or any of its Subsidiaries has failed to comply with any such laws, rules, or regulations. No proceedings are pending or overtly threatened between SKNZ or any of its Subsidiaries, on the one hand, and any employee (singly or collectively), on the other hand. No labor union or other collective bargaining unit represents or claims to represent any of the employees of SKNZ or any of its Subsidiaries. There is no union campaign being conducted to solicit cards from any employees to authorize a union to represent any of the employees of SKNZ or any of its Subsidiaries or to request a National Labor Relations Board certification election with respect to any employees.

4.11           Legal Actions and Orders.

(a)           There is no claim, legal action, counterclaim, suit, arbitration, or other legal or administrative proceeding, or Tax Proceeding pending or overtly threatened, against SKNZ or any of its Subsidiaries or relating to the assets used by SKNZ or any of its Subsidiaries, or the business or operations of SKNZ or any of its Subsidiaries, nor does SKNZ or any of its Subsidiaries have Knowledge of any basis for the same.

(b)           There is no Order directed to SKNZ or any of its Subsidiaries or the assets owned or used by SKNZ or any of its Subsidiaries, or to which SKNZ’s or any of its Subsidiaries’ business or operations, is subject.

4.12           Environmental Compliance. Neither SKNZ’s nor its Subsidiaries’ have any Tangible Personal Property, nor any Leased Real Property Interests. SKNZ and each of its Subsidiaries have obtained all Governmental Authorizations that are required under all Environmental Laws.

4.13           Compliance with Legal Requirements. Since December 31, 2003:

(a)           SKNZ and each of its Subsidiaries are, and at all times have been, in full compliance with each material Legal Requirement that is or was applicable to them or to the conduct or operation of their business or the ownership or use of any of their assets;

(b)           No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by SKNZ or any of its Subsidiaries of, or a failure on the part of SKNZ or any of its Subsidiaries to comply with, any Legal Requirement, or (ii) may give rise under any Legal Requirement to any obligation on the part of SKNZ or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(c)           Neither SKNZ nor any of its Subsidiaries has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on the part of SKNZ or any of its Subsidiaries under any Legal Requirement to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

4.14           Stock Issuable in Merger. The Merger Consideration, when issued, will be duly authorized and validly issued, fully paid and non-assessable, will be delivered hereunder free and clear of any Liens, adverse claims, security interests, pledges, mortgages, charges and encumbrances of any nature whatsoever, except that the Merger Consideration shall not be registered under the Securities Act or any state securities law and will be “restricted securities,” as such term is defined in the rules and regulations of the SEC promulgated under the Securities Act, and will be subject to restrictions on transfers pursuant to such rules and regulations. SKNZ has reserved an adequate number of shares of SKNZ Common Stock to enable it to issue the Merger Consideration subject to the Escrowed Shares. At the Effective Time, (i) the SweetskinZ Stockholders and holders of the Replacement Options will own in aggregate 73.4% of the outstanding capital stock of SKNZ on a fully diluted basis (without giving effect to outstanding options granted under SKNZ Omnibus Stock Plan and the shares issuable from the five year 5% convertible debentures issued in the financing by SKNZ of up to $6,000,000 to occur concurrently with the Closing, as referenced in Section 6.2(i) and (ii) SKNZ will own one hundred percent (100%) of the outstanding capital stock of the Surviving Corporation on a fully diluted basis.

4.15           Contracts. Schedule 4.15 lists all written Contracts and true and complete descriptions of all oral Contracts (including any amendments and other modifications to such Contracts) that SKNZ or Merger Sub is a party or otherwise bound.

4.16           Brokers or Finders. Except as set forth on Schedule 4.16, neither SKNZ nor any of its Subsidiaries, nor any director, officer, agent or employee thereof, has employed any broker or finder or has incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

SECTION 5
COVENANTS

5.1           Procedure for Exchange. At the Effective Time, SKNZ shall make appropriate provision for issuance of certificates representing the Merger Consideration against surrender of the SweetskinZ Common Stock certificates and Option agreements.

5.2           Conduct of SweetskinZ’s Business Prior to Closing. Except as otherwise contemplated by this Agreement, from the date hereof through the earlier of the termination of this Agreement or the Closing, SweetskinZ shall conduct its business in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as contemplated by this Agreement or as consented to by SKNZ, during the period set forth in the preceding sentence, SweetskinZ shall act as follows:

(a)           SweetskinZ shall not adopt any change in any method of accounting or accounting practice, except as contemplated or required by GAAP;

(b)           SweetskinZ shall not amend its Certificate of Incorporation or Bylaws;

(c)           subject to the fiduciary obligations of its board of directors, SweetskinZ shall not merge or consolidate with, or agree to merge or consolidate with, or purchase or sell, or agree to purchase or sell, all or substantially all of its assets or the assets of any other Person;

(d)           except for the dispositions in the Ordinary Course of Business, SweetskinZ shall not sell, mortgage, pledge, or otherwise dispose of any assets or properties owned, leased, or used in the operation of its business;

(e)           SweetskinZ shall not authorize for issuance, issue, or sell any additional shares of its capital stock or issue any securities or obligations convertible or exchangeable into shares of its capital stock or issue or grant any option, warrant, or other right to purchase any shares of its capital stock; provided, however, that SweetskinZ may issue and sell debt or equity securities in an aggregate amount not to exceed $300,000 when combined with any indebtedness incurred under subsection 5.2(f) below;

(f)           SweetskinZ shall not incur, or agree to incur, any indebtedness for borrowed money; provided, however, that SweetskinZ may incur or agree to incur indebtedness for borrowed money in an aggregate amount not to exceed $300,000 when combined with any amounts raised in connection with the issuance and sale of debt or equity securities under subsection 5.2(e) above;

(g)           SweetskinZ shall not terminate the existing insurance policies on the assets of its business; and

(h)           SweetskinZ shall preserve its business and assets and use reasonable commercial efforts to keep available its present employees and to preserve present relationships with its customers, employees, and others having business relations with it.

5.3           Conduct of SKNZ’s Business Prior to Closing. Except as otherwise contemplated by this Agreement, from the date hereof through the earlier of the termination of this Agreement or the Effective Time, neither SKNZ nor any of its Subsidiaries shall conduct any business. In addition, without limiting the generality of the foregoing, except as contemplated by this Agreement or as consented to by SweetskinZ, during the period set forth in the preceding sentence, SKNZ and its Subsidiaries shall act as follows:

(a)           neither SKNZ nor any of its Subsidiaries shall adopt any change in any method of accounting or accounting practice, except as contemplated or required by GAAP;

(b)           neither SKNZ nor any of its Subsidiaries shall amend its Certificate of Incorporation or Bylaws;

(c)           subject to the fiduciary obligations of its board of directors, neither SKNZ nor any of its Subsidiaries shall merge or consolidate with, or agree to merge or consolidate with, or purchase or agree to purchase all or substantially all of the assets of, or otherwise acquire, any other business entity;

(d)           other than as contemplated by Section 6.2(i), neither SKNZ nor any of its Subsidiaries shall authorize for issuance, issue, or sell any additional shares of its capital stock or issue any securities or obligations convertible or exchangeable into shares of its capital stock or issue or grant any option, warrant, or other right to purchase any shares of its capital stock;

(e)           neither SKNZ nor any of its Subsidiaries shall incur, or agree to incur, any indebtedness for borrowed money;

(f)           neither SKNZ nor any of its Subsidiaries shall hire any employees, consultants or independent contractors, or permit any increases in the compensation of any of its employees except as required by law or existing contract or agreement or enter into or amend any Welfare Plan, Pension Plan, Benefit Plan or Benefit Arrangement;

(g)           except as contemplated by this Agreement and in the Ordinary Course of Business, neither SKNZ nor any of its Subsidiaries shall enter into, amend, renew, extend or terminate, or waive any Contract, or incur any obligation that will be binding on SKNZ or any such Subsidiary;

(h)           except as contemplated by this Agreement, neither SKNZ nor any of its Subsidiaries shall enter into any transactions, including any with an Affiliate that will be binding upon SKNZ or any of its Subsidiaries following the Closing Date; and

(i)           SKNZ and its Subsidiaries shall maintain their respective assets and records in good condition.

5.4           Access to Information.

(a)           From and after the date of this Agreement until the earlier of the Closing Date or a termination of this Agreement pursuant to Section 8, SweetskinZ shall, subject to any limitations imposed by any Governmental Authorization, or Governmental Body, (i) give the SKNZ Parties and the SKNZ Parties’ employees, accountants and counsel (subject to agreements by such persons to use and treat Confidential Information described in Subsection 5.4(c) subject to the restrictions set forth in Subsection 5.4(c)), full and complete access upon reasonable notice during normal business hours, to all officers, employees, offices, properties, agreements, records and affairs of SweetskinZ to perform its due diligence review of SweetskinZ; (ii) provide the SKNZ Parties with all financial information of SweetskinZ that is distributed to the officers and directors of SweetskinZ; and (iii) provide copies of such other information concerning SweetskinZ as the SKNZ Parties may reasonably request from time to time.

(b)           From and after the date of this Agreement until the earlier of the Closing Date or a termination of this Agreement pursuant to Section 8, the SKNZ Parties shall subject to any limitations imposed by any Governmental Authorization, or Governmental Body, (i) give SweetskinZ and its employees, accountants and counsel full and complete access upon reasonable notice during normal business hours, to all officers, employees, offices, properties, agreements, records and affairs of SKNZ and its Subsidiaries to perform its due diligence review of SKNZ and its Subsidiaries; (ii) provide SweetskinZ with all financial information of SKNZ and its Subsidiaries that is distributed to the officers and directors of SKNZ; and (iii) provide copies of such other information concerning SKNZ and its Subsidiaries as SweetskinZ may reasonably request from time to time.

(c)           All confidential information of a party to which the other party obtains pursuant to this Section 5.4 shall be deemed “Confidential Information.” As used in this Section 5.4, the term “Confidential Information” shall mean any and all information (verbal and written) relating to the business of SweetskinZ or SKNZ, as the case may be, including, but not limited to, information relating to: identity and description of goods and services used; purchasing; costs; pricing; sources; machinery and equipment; technology; research, test procedures and results; customers and prospects; marketing; and selling and servicing. From and after the date hereof, the parties agree not to, at any time, directly or indirectly, use, communicate, disclose or disseminate any Confidential Information of the other parties in any manner whatsoever, except in connection with the operation of the Surviving Corporation after the Closing or as required by applicable law.

5.5           Name Change. If this Agreement is terminated pursuant to Section 8 or the Merger is not consummated by May 15, 2006, the SKNZ Parties will take all actions necessary to change SKNZ’s name from “SweetskinZ Holdings, Inc.” to a name not containing “SweetskinZ.”

5.6           Employment Agreements. Prior to or at the Closing, SKNZ shall enter into an employment agreement with each of Yann Mellet and Andrew Boyland acceptable to Alberdale Capital.

5.7           Resignation of Employees; Appointment of Directors and Officers. At the Closing, SKNZ shall cause its officer but not its director, Christopher Bartle, to resign, and SKNZ shall take such reasonable actions as are necessary to effectuate the election of Yann Mellet, Andrew Boyland and William Rosenstadt and together with Christopher Bartle (collectively, the “New Board”) to the board of directors of SKNZ, to hold office in accordance with applicable law, the Certificate of Incorporation and Bylaws of SKNZ until resignation, removal or replacement. At the Effective Time, Yann Mellet shall be duly nominated and appointed as SKNZ’s Chairman of the Board and Chief Technology Officer, Andrew Boyland shall be duly nominated and appointed as SKNZ’s Chief Executive Officer and Christopher Bartle shall be duly nominated and appointed as SKNZ’s Secretary, in each case to serve at the pleasure of the New Board in accordance with applicable law, the Certificate of Incorporation and Bylaws of SKNZ until resignation, removal or replacement.

5.8           Consummation of Transaction. Each of the parties hereto hereby agrees to use its commercially reasonable efforts to cause all conditions precedent to its obligations (and to the obligations of the other parties hereto to consummate the transactions contemplated hereby) to be satisfied, including, but not limited to, using all commercially reasonable efforts to obtain all required (if so required by this Agreement) consents, waivers, amendments, modifications, approvals, authorizations, novations and licenses; provided, however, that nothing herein contained shall be deemed to modify any of the absolute obligations imposed upon any of the parties hereto under this Agreement or any agreement executed and delivered pursuant hereto.

5.9           Cooperation/Further Assurances.

(a)           Each of the parties hereby agrees to fully cooperate with the other parties hereto in preparing and filing any notices, applications, reports and other instruments and documents which are required by, or which are desirable in the reasonable opinion of any of the parties hereto, or their respective legal counsel, in respect of, any Legal Requirement in connection with the transactions contemplated by this Agreement.

(b)           Each of the parties hereby further agrees to execute, acknowledge, deliver, file and/or record, or cause such other parties to the extent permitted by law to execute, acknowledge, deliver, file and/or record such other documents as may be required by this Agreement or reasonably requested by the other parties or their respective legal counsel in order to document and carry out the transactions contemplated by this Agreement.

5.10           Notice of Developments. Each of the parties hereto shall give prompt written notice to the other Parties of any material adverse development causing a breach of any of its own representations and warranties in Section 3 or Section 4 above. No disclosure by any Party pursuant to this Section 5.10, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

SECTION 6
CONDITIONS TO OBLIGATIONS OF THE PARTIES

6.1           Conditions to Obligations of the SKNZ Parties. All obligations of the SKNZ Parties to consummate the Merger and the other transactions contemplated by this Agreement are subject, at the SKNZ Parties’ option, to the fulfillment or waiver prior to or at the Closing Date of each of the following conditions:

(a)           Representations and Warranties. All representations and warranties of SweetskinZ contained in this Agreement shall be true and correct at and as of the Closing Date as though made at and as of that time (except for representations and warranties that speak as of a specific date or time, which need only be true and complete as of such date or time).

(b)           Covenants and Conditions. SweetskinZ shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with prior to or on the Closing Date. SKNZ shall have received consolidated audited financial statements of SweetskinZ for the fiscal years ended December 31, 2004 and December 31, 2005, respectively.

(c)           No Litigation. No action, suit or proceeding against SweetskinZ relating to the consummation of any of the transactions contemplated by this Agreement or any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened.

(d)           Consents and Approvals. Any required consents and approvals hereunder shall have been received, and this Agreement and the transactions contemplated by this Agreement shall have been approved by the SweetskinZ Stockholders in the manner required by applicable law.

6.2           Conditions to Obligations of SweetskinZ. All obligations of SweetskinZ to consummate the Merger and the other transactions contemplated by this Agreement, are subject, at SweetskinZ’s option, to the fulfillment or waiver prior to or at the Closing Date of each of the following conditions:

(a)           Representations and Warranties. All representations and warranties of the SKNZ Parties contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though made at and as of that time (except for representations and warranties that speak as of a specific date or time, which need only be true and complete as of such date or time).

(b)           Covenants and Conditions; Financial Statements. The SKNZ Parties shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date. SweetskinZ shall have received consolidated audited financial statements of SKNZ and its Subsidiaries for the three years ended December 31, 2005.

(c)           No Litigation. No action, suit or proceeding against SweetskinZ or any of the SKNZ Parties relating to the consummation of any of the transactions contemplated by this Agreement or any governmental action seeking to delay or enjoin any such transactions shall be pending or threatened.

(d)           Consents and Approvals. Any required consents and approvals hereunder shall have been received, and this Agreement and the transactions contemplated by this Agreement shall have been approved by the SKNZ Stockholders in the manner required by applicable law.

(e)           Due Diligence Review. SweetskinZ shall be satisfied with its due diligence review of the SKNZ Parties as conducted in accordance with the provisions of Section 5.4.

(f)           Employment Agreements. All employment agreements to which SKNZ or any of its Subsidiaries is a party shall have been terminated, and SKNZ shall have entered into the employment agreements referenced in Section 5.6 above.

(g)           Resignation of Employees. All current officers, directors and employees of SKNZ and its Subsidiaries, shall have resigned and released SKNZ from all claims and liabilities as required by Section 5.7.

(h)           Indemnification Agreement. SweetskinZ shall have received an indemnification agreement from each of Alberdale Capital LLC (“Alberdale”) and Belmont Partners LLC (“Belmont”), in substantially the form attached hereto as Annex III, which indemnification agreement will provide for Alberdale and Belmont to place a total of 275,000 shares of SKNZ Common Stock into escrow as security for any breaches of the representations, warranties and covenants of the SKNZ Parties hereunder.

(i)           Financing. SweetskinZ shall have received a written certification from Oceana Partners Ltd confirming that it has obtained commitments (and the related funds) to purchase convertible debentures in SKNZ immediately upon the effectiveness of the Merger in an aggregate amount of at least $3,000,000 and on terms and conditions substantially as set forth on the Private Placement Memorandum attached hereto as Annex V, which commitments will become binding and effective immediately upon the Effective Time.

(j)           Deliveries. SweetskinZ shall have received complete copies of all the documents required to be delivered under Section 7.2.

(k)           Shares Placed in Escrow by SKNZ Shareholders.  Immediately prior to Closing, SKNZ shall arrange to have 275,000 (200,000 from Alberdale Capital LLC and 75,000 from Belmont Partners LLC) shares of SKNZ common stock placed in escrow with the Escrow Agent (“Escrowed Shares”) for a period of six months from the Registration Statement’s (as that term is defined in the Securities Purchase Agreement) effective date. Sweetskinz right to recourse against SKNZ with respect to any liability identified in Exhibit A to Purchase Agreement dated October 7, 2005 between Alberdale Capital LLC and Belmont Partners LLC shall be limited to the sale of the Escrowed Shares. In the event that Sweetskinz seeks indemnification pursuant to such Exhibit A, it shall provide written notice to Alberdale and Belmont of its intention to do so. Sweetskinz shall then have the right to sell that number of Escrowed Shares necessary to satisfy such liability and reasonable expenses on commercially reasonable terms between unrelated parties and apply the proceeds of each dollar as follows: $0.25 against Belmont and $0.75 against Alberdale. Upon the completion of the indemnification period, the Escrow Agent shall promptly return all remaining Escrowed Shares to their rightful owner.

SECTION 7
CLOSING DELIVERIES

7.1           Deliveries by SweetskinZ. On the Closing Date, SweetskinZ shall deliver to the SKNZ Parties the following, in form and substance reasonably satisfactory to the SKNZ Parties and their counsel:

(a)           Certificate of Merger. The Certificate of Merger in the form attached hereto as Exhibit A dated the Closing Date and duly executed by the appropriate officers of SweetskinZ;

(b)           Certificate. A certificate, dated as of the Closing Date, executed by an appropriate officer of SweetskinZ, certifying to SKNZ: (i) that the representations and warranties of SweetskinZ contained in this Agreement are true and correct in all material respects as of the Closing Date as though made on and as of that date (except for representations and warranties that speak as of a specific date or time, which need only be true and complete as of such date or time) and (ii) that SweetskinZ has in all material respects performed and complied with all of their respective obligations, covenants and agreements in this Agreement to be performed and complied with on or prior to the Closing Date;

(c)           Secretary’s Certificate. A certificate, dated as of the Closing Date, executed by SweetskinZ’s Secretary (i) certifying that the resolutions, as attached to such certificate, were duly adopted by each of SweetskinZ’s Board of Directors and stockholders, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect, and (ii) providing, as attachments thereto, SweetskinZ’s Certificate of Incorporation and Bylaws, with all amendments;

(d)           Good Standing Certificates. Certificate as to the good standing of SweetskinZ issued by the Pennsylvania Secretary of State to be dated not more than a reasonable number of days prior to the Closing Date;

(e)           Stockholders’ Certificates. Certificates representing all of the outstanding shares of SweetskinZ Common Stock held by the SweetskinZ Stockholders as of the Closing Date, accompanied by all documents required to effect the surrender of such certificates;

(f)           Other Documents. Such other documents as are listed in this Agreement or as are reasonably requested by the SKNZ Parties or their counsel for complete implementation of this Agreement and consummation of the transactions contemplated hereby.

7.2           Deliveries by the SKNZ Parties. Prior to or on the Closing Date, the SKNZ Parties shall deliver the following, in form and substance reasonably satisfactory to SweetskinZ and its counsel:

(a)           Delivery of Merger Consideration. Stock certificate(s) representing the shares of SKNZ Common Stock constituting Merger Consideration in the amounts contemplated by this Agreement or an instruction letter from SKNZ to its transfer agent directing it to issue such certificate(s) to the SweetskinZ Stockholders;

(b)           Certificate of Merger. The Certificate of Merger duly executed by the appropriate officers of Merger Sub;

(c)           Officer’s Certificate. A certificate, dated as of the Closing Date, executed on behalf of an officer of each of SKNZ and Merger Sub certifying (i) that the representations and warranties of each of the SKNZ Parties contained in this Agreement are true and correct in all material respects as of the Closing Date as though made on and as of that date, and (ii) that each of the SKNZ Parties have in all material respects performed and complied with all of its obligations, covenants and agreements in this Agreement to be performed and complied with on or prior to the Closing Date;

(d)           Secretary’s Certificate. A certificate, dated as of the Closing Date, executed by each of SKNZ’s and Merger Sub’s Secretary: (i) certifying that the resolutions, as attached to such certificate, were duly adopted by each of such party’s Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect; and (ii) providing, as an attachment thereto, each of such party’s Certificate of Incorporation and Bylaws;

(e)           Good Standing Certificates. Certificates as to the good standing of SKNZ issued by the Delaware Secretary of State in the case of SKNZ and Pennsylvania in the case of Merger Sub, each such certificate to be dated a date not more than a reasonable number of days prior to the Closing Date;

(f)           Officer, Director and Other Employee Resignations. Resignations of all SKNZ employees, directors and officers prior to the Closing as described in Section 5.7; and

(g)           Other Documents. Such other documents listed in this Agreement or as are reasonably requested by SweetskinZ or its counsel for complete implementation of this Agreement and consummation of the transactions contemplated hereby.

SECTION 8
TERMINATION

8.1           Termination by Mutual Consent. This Agreement may be terminated at any time prior to Closing by the mutual consent of the parties.

8.2           Other Termination. This Agreement may be terminated by any party hereto and the Merger abandoned if any other party hereto (the SKNZ Parties, on the one hand, and SweetskinZ, on the other hand) shall have failed to satisfy any of its respective conditions precedent under Section 6 hereof (unless such failure results primarily from the terminating party’s breach of any representation, warranty or covenant contained in this Agreement or under any other agreement contemplated hereunder) or the Closing shall not have occurred on or before April 30, 2006.

8.3           Termination by SKNZ. The SKNZ Parties may terminate this Agreement by giving written notice to SweetskinZ at any time prior to the Closing in the event SweetskinZ has breached any representation, warranty or covenant contained in this Agreement in any material respect, the SKNZ Parties have notified SweetskinZ of the breach and the breach has continued without cure for a period of 10 days after the notice of breach.

8.4           Termination by SweetskinZ. SweetskinZ may terminate this Agreement by giving written notice to SKNZ at any time prior to the Closing in the event the SKNZ Parties have breached any representation, warranty or covenant contained in this Agreement in any material respect, SweetskinZ has notified SKNZ of the breach and the breach has continued without cure for a period of 10 days after the notice of breach.

8.5           Specific Performance. The parties recognize that, if either party hereto breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate the other party for its injury. Such party shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement. If any action is brought by such party to enforce this Agreement, the breaching party shall waive the defense that there is an adequate remedy at law.

8.6           Payment of Fees and Expenses Upon Breach. In addition to all other rights and remedies that the SKNZ Parties, on the one hand, and SweetskinZ, on the other hand, may have, (i) if this Agreement is terminated by the SKNZ Parties pursuant to Section 8.3, SweetskinZ shall pay the SKNZ Parties’ expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and representatives, and (ii) if this Agreement is terminated by SweetskinZ pursuant to Section 8.4, SKNZ shall pay SweetskinZ’s expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and representatives.

SECTION 9
SURVIVAL

9.1           Survival. Each of the parties hereto hereby agrees that: (i) the representations and warranties made by or on behalf of the SKNZ Parties in this Agreement or in any document or instrument delivered pursuant hereto shall survive the Closing until the one year anniversary of the effectiveness of the Registration Statement and (ii) the representations and warranties made by SweetskinZ in this Agreement or in any document or instrument delivered pursuant hereto shall survive only until the Closing. All covenants and agreements of the SKNZ Parties contained in or made pursuant to this Agreement or in any certificate furnished pursuant hereto shall survive the Closing.

SECTION 10
MISCELLANEOUS

10.1           Fees and Expenses. In the event the transactions contemplated by this Agreement are consummated in accordance with the terms herein, SKNZ shall bear all costs and expenses of all of the parties hereto. Subject to Section 8.6, in the event such transaction is not consummated, SKNZ, on the one hand, and SweetskinZ, on the other hand, shall pay their own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and representatives, and each party shall be responsible for all fees or commission payable to any finder, broker, advisor, or similar Person retained by or on behalf of such party. The provisions of this Section 10.1 shall survive the termination of this Agreement.

10.2           Notices. All notices, requests, consents, payments, demands, and other communications required or contemplated under this Agreement shall be in writing and (a) personally delivered or sent via telecopy (receipt confirmed and followed promptly by delivery of the original), or (b) sent by Federal Express or other reputable overnight delivery service (for next business day delivery), shipping prepaid, as follows:

If to the SKNZ Parties to:

APC Group
60 Madison Avenue
Suite 1215
New York, NY 10010

Attn:      Christopher Bartle
Telephone:      212 779-8111
Fax:      212 779-8220

If to SweetskinZ:

SweetskinZ, Inc.
Mr. Yann Mellet
2311 Wallace Street
Phildelphia, PA 19130

Telephone: 212-235-3555
Fax:      215 235-8971

With copies to:

William S. Rosenstadt, Esquire
Rubin, Balin, Ortoli, Mayer & Baker LLP
405 Park Avenue - 15th Floor
New York, New York 10022
Telephone: (212) 935-0900
Fax: (212) 826-9307

or to such other Persons or addresses as any Person may request by notice given as aforesaid. Notices shall be deemed given and received at the time of personal delivery or completed telecopying, or, if sent by Federal Express or such other overnight delivery service one Business Day after such sending.

10.3           Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, executors personal and legal representatives.

10.4           Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of the transactions contemplated by this Agreement.

10.5           GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF PENNSYLVANIA (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

10.6           Entire Agreement. Any confidentiality agreement entered into between or among the parties, this Agreement and the Exhibits and the Schedules hereto, each of which Exhibits and Schedules are hereby incorporated herein by reference, and all documents, certificates and other documents to be delivered by the parties pursuant hereto, collectively, represent the entire understanding and agreement among the parties hereto with respect to the subject matter of this Agreement, and supersede all prior negotiations between the parties, and cannot be amended, supplemented, or changed except by an agreement in writing duly executed by each of the parties thereto.

10.7           Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.7.

10.8           Headings. The headings of the Sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

10.9           Counterparts. This Agreement may be signed in two or more counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

10.10           Cooperation. The parties hereto shall reasonably cooperate with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and in connection with any litigation after the implementation and consummation of this Agreement, and otherwise use their commercially reasonable efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement.

10.11           Public Announcements. The parties hereto shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated herein and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement as may be required by law if it has used all reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner. The provisions of this Section 10.12 shall survive the termination of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

The SKNZ Parties:

SWEETSKINZ HOLDINGS, INC. (f/k/a NURPO INNOVATIONS, INC.)

By:  /s/ Christopher H. Bartle
Christopher H. Bartle
President

SWEETSKINZ MERGER SUB, INC.

By:  /s/ Christopher H. Bartle
Christopher H. Bartle
President

SweetskinZ:

SWEETSKINZ, INC.

By:  /s/ Andrew Boyland
Andrew Boyland
Chief Executive Officer

/s/ Yann Mellet
Yann Mellet

INDEX OF ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES:

I	Capitalized Terms

II	Belmont and Alberdale Indemnification and Escrow Agreements

III	SKNZ Omnibus Stock Plan

EXHIBITS:

B.	Certificate of Merger

SCHEDULES:

SweetskinZ:

3.3	Capitalization; Ownership of Common Stock

3.8	Contracts

3.9	Intangibles

3.10	Title to Properties

3.11	Financial Statement exceptions

3.13	Insurance

3.14	Personnel and Employee Benefits

The SknZ Parties:

4.3	Capitalization; Corporate Status

4.7	Financial Statement Exceptions

4.15	Contracts

4.16	Brokers and Finders

Annex 1

CERTAIN DEFINITIONS

The following terms, as used in this Agreement, have the meanings set forth in this Annex 1 (terms defined in the singular to have the correlative meaning in the plural and vice versa):

“Affiliate” means, with respect to any Person, (a) any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person, or (b) an officer or director of such Person or of an Affiliate of such Person within the meaning of clause (a) of this definition. For purposes of clause (a) of this definition, (i) a Person shall be deemed to control another Person if such Person (A) has sufficient power to enable such Person to elect a majority of the board of directors of such Person, or (B) owns a majority of the beneficial interests in income and capital of such Person; and (ii) a Person shall be deemed to control any partnership of which such Person is a general partner.

“Closing” means the closing of the transactions contemplated by this Agreement on the Closing Date.

“Closing Date” means the date on which the Closing occurs, as determined pursuant to Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contaminant” shall mean and include any pollutant, contaminant, hazardous material (as defined in any of the Environmental Laws), toxic substances (as defined in any of the Environmental Laws), asbestos or asbestos-containing material, urea formaldehyde, polychlorinated biphenyls, regulated substances and wastes, radioactive materials, and petroleum or petroleum by-products, including crude oil or any fraction thereof.

“Contracts” means all contracts, consulting agreements, leases, non-governmental licenses and other agreements (including leases for personal or real property and employment agreements), written or oral (including any amendments and other modifications thereto) that relate to or affect a party’s assets, properties, or its business or operations, the performance of which involves annual consideration in excess of $10,000.

“Environmental Laws” shall mean and include, but not be limited to, any applicable federal, state or local law, statute, charter, ordinance, rule or regulation or any Governmental Body interpretation, policy or guidance, including, without limitation, applicable safety/environmental/health laws, such as, but not limited to, the Resource Conservation and Recovery Act of 1976, Comprehensive Environmental Response Compensation and Liability Act, Federal Emergency Planning and Community Right-to-Know Law, the Clean Air Act, the Clean Water Act, and the Toxic Substance Control Act, as any of the foregoing have been amended, and any Governmental Authorization or Order applicable to or affecting any property (real or personal) used by or relating to a party or issued pursuant to any Environmental Laws which pertains to, governs, or controls the generation, storage, remediation or removal of Contaminants or otherwise regulates the protection of health and the environment, including, but not limited to, any of the following activities, whether on site or off site if such could materially affect the site: (i) the emission, discharge, release, spilling or dumping of any Contaminant into the air, surface water, ground water, soil or substrata; or (ii) the use, generation, processing, sale, recycling, treatment, handling, storage, disposal, transportation, labeling or any other management of any Contaminant.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Rubin, Bailin, Ortoli, Mayer & Baker LLP

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted United States accounting principles, applied on a consistent basis.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any:

(a)           nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)           federal, state, local, municipal, foreign, or other government;

(c)           governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)            multi-national organization or body;

(e)           self-regulatory organization (including, with limitation, NASD); or

(f)           body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Intangibles” means all copyrights, trademarks, trade names, service marks, service names, domain names, licenses, patents, and any applications therefore, permits, proprietary information, technical information and data, databases, machinery and equipment, hardware, software and information systems, warranties, and other intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by SweetskinZ or under which SweetskinZ is licensed or franchised and that are used in its business and operations.

“Knowledge” means, with respect to the SweetskinZ and SKNZ Parties, the actual knowledge of such party’s officers and directors.

“Leased Real Property” means all real property and all buildings and other improvements thereon and appurtenant thereto leased by either SKNZ or SweetskinZ, as the case may be.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, self regulatory organization or court or other administrative order, constitution, law, ordinance, principle of common law, rule, regulation, statute, treaty, by-law, or the like.

“Lien” means any mortgage, pledge, security interests, encumbrance, lien or charge of any kind.

“Losses” means any loss, liability, damage, cost, claim or expense, including, without limitation, reasonable attorneys’ fees and expenses.

“Material Adverse Effect” shall mean a material adverse effect on the business, operations, properties, financial condition, assets, liabilities or results of operations of the Person referred to, taken as a whole, or the ability of such Person to consummate the transactions contemplated by this Agreement.

“Merger Consideration” means the shares of SKNZ Common Stock and other securities issued (or to be issued) to the SweetskinZ Stockholders in connection with the Merger.

“Order” means any award, decision, injunction, judgment, decree, order, ruling, writ, determination, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a)           such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b)           such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

(c)           such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Permitted Encumbrances” means (a) encumbrances of a landlord, or other statutory lien not yet due and payable, or landlord’s liens arising in the Ordinary Course of Business, (b) encumbrances arising in connection with equipment or maintenance financing or leasing under the terms of the Contracts set forth on the Schedules, (c) encumbrances for Taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on books of the contesting party in accordance with generally accepted accounting principles, or (d) encumbrances that do not materially detract from the value of any of material assets of SweetskinZ or materially interfere with the use thereof as currently used.

“Person” means an individual, corporation, association, partnership, joint venture, trust, estate, limited liability company, limited liability partnership, organization or other entity or Governmental Body.

“Real Property Interests” means all interests in Leased Real Property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon and appurtenant thereto, owned or held by SweetskinZ that are used in the business or operations of SweetskinZ.

“Related Person” means with respect to a particular individual:

(a)           each other member of such individual’s Family;

(b)           any Person that is, directly or indirectly, controlled by such individual or one or more members of such individual’s Family;

(c)           any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d)           any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity); and

With respect to a specified Person other than an individual:

(a)           any Person that directly or indirectly controls, is, directly or indirectly, controlled by, or is directly or indirectly under common control with such specified Person;

(b)           any Person that holds a Material Interest in such specified Person;

(c)           each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d)           any Person in which such specified Person holds a Material Interest; and

(e)           any Related Person of any individual described in clause (b) or (c).

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

“Reportable Transaction” shall mean any transaction listed in Treasury Regulation Section 1.6011-4(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, trust, limited partnership, joint venture, or other business association or entity, twenty percent (20%) or more of the voting securities or economic interests of which is or was directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries.

“SweetskinZ Stockholders” means the Persons owning beneficially the shares of SweetskinZ Common Stock on the date hereof and immediately prior to the Closing.

“Tangible Personal Property” means all machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts and other tangible personal property.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, capital, transfer, employment, withholding, or other tax or similar governmental assessment, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Proceeding” means any audit, examination, claim, or other administrative or judicial proceeding involving Taxes.

“Tax Return” shall mean all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Governmental Body with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.

“Taxing Authority” shall mean any Governmental Body exercising tax regulatory authority.

ANNEX II

Belmont and Alberdale Indemnification and Escrow Agreements

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”) is made as of April __, 2006, by and among SWEETSKINZ HOLDINGS, INC., a Delaware corporation (f/k/a Nupro Innovations, Inc) (the “Company”), SWEETSKINZ, INC., a Pennsylvania corporation (“SweetskinZ”), BELMONT PARTNERS, LLC (“Belmont”), and ALBERDALE CAPITAL, LLC (“Alberdale” and, together with Belmont, each, individually, an “Indemnitor,” and collectively, the “Indemnitors”).

BACKGROUND

A.           The Company and SweetskinZ are parties to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of April __, 2006 pursuant to which SweetskinZ will merge (the “Merger”) with SweetskinZ Merger Sub, Inc., a wholly owned subsidiary of the Company, with SweetskinZ being the surviving corporation (The Company and SweetskinZ Merger Sub, Inc sometimes collectively hereafter referred to as the “The Company Parties”). The Indemnitors are significant stockholders of the Company and will derive a significant benefit from the consummation of the Merger.

B.           Immediately following the consummation of the Merger, the Company will issue and sell equity securities in an amount not to exceed $6,000,000, pursuant to a Securities Purchase Agreement among the Company and the purchasers party thereto, and in substantially the form attached hereto as Exhibit A (the “Securities Purchase Agreement”).

C.           The execution and delivery of this Agreement by the Indemnitors are conditions to SweetskinZ’s obligation to consummate the Merger.

NOW, THEREFORE, intending to be legally bound, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Definitions. All defined terms used in this Agreement that are not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement.

2.           Indemnification. As an inducement to SweetskinZ’s consummation of the Merger, the Indemnitors hereby agree to, jointly and severally, indemnify, defend and hold harmless the Company, SweetskinZ and their respective directors, officers, stockholders and affiliates (collectively, the “Indemnitees”) from and against any and all demands, proceedings, judgments, obligations, settlements, charges, claims, losses of any kind, liabilities, damages, actions, causes of action, deficiencies, costs and expenses including but not limited to, costs of investigation, court costs, actual interests costs, penalties and reasonable attorneys fees, exceeding in aggregate $50,000 (collectively, "Losses"), that the Indemnitees may sustain, suffer or incur and that arise out of, are caused by, relate to, or result or occur from or in connection with (i) any breach by any of the Company Parties of any representation, warranty or covenant made by the Company Parties in the Merger Agreement or (ii) any breach by the Company of any representation, warranty or covenant contained in the Securities Purchase Agreement (except to the extent such breach relates solely to representations, warranties or covenants of SweetskinZ).

3.           Security; Limitations. As security for the indemnification obligations of the Indemnitors hereunder, each Indemnitor does hereby grant to the Indemnitees a security interest in, and does hereby assign, pledge, hypothecate, deliver and set over to the Indemnitees, their successors and assigns, 275,000 shares of Company common stock (75,000 shares in the name of Belmont (the “Belmont Shares”) and 200,000 shares in the name of Alberdale (the “Alberdale Shares”)), together with any additions, exchanges, replacements and substitutions therefor, dividends and distributions with respect thereto, and the proceeds thereof (collectively, the “Shares”). The Indemnitees are hereby authorized to file financing statements naming the Indemnitors as debtors (without Indemnitors’ signatures) in accordance with the Uniform Commercial Code as adopted in the State of Delaware. The Indemnitors hereby authorize the Indemnitees to file all financing statements and amendments to financing statements describing the Shares in any filing office as the Indemnitees, in their sole discretion, may determine. Upon Indemnitors’ failure to perform their indemnification obligations hereunder, Indemitees shall have, in addition to all rights given at law or in equity, the rights granted to a secured party under the Uniform Commercial Code as adopted in the State of Delaware. Concurrently with the execution of this Agreement, the Shares shall be delivered to the Escrow Agent, to be held in escrow pursuant to that certain Escrow Agreement between the parties hereto and Rubin, Bailin, Ortoli, Mayer & Baker LLP, such Escrow Agreement to be in substantially the form attached hereto as Exhibit B. For purposes of this Section, each share of Company Common Stock shall be deemed to have a value equal to the Closing Price (as defined below) of such Company common stock on the date the indemnification claim is paid. Notwithstanding anything contained herein to the contrary, (i) the liability of the Indemnitors hereunder shall not apply to any claims up to $50,000 and for any claims of indemnification that are not made by the Indemnitees on or prior to the six-month anniversary of the Registration Statement’s (as defined in the Securities Purchase Agreement) effective date (the “Escrow Termination Date”) and (ii) the indemnification obligations of the Indemnitors hereunder shall be limited to the Shares. Any Shares forfeited, assigned or transferred hereunder in satisfaction of this Indemnification shall be on a pro rata basis relative to the Belmont Shares and the Alberdale Shares to the extent required, up to their entirety. All Shares not forfeited, assigned and transferred hereunder prior to the Escrow Termination Date will be promptly returned to the Indemnitors; provided, however, that the Escrow Agent may withhold any Shares it deems necessary to secure any indemnification claims made hereunder prior to the Escrow Termination Date, but which, as of such date, have not been resolved, and no such Shares withheld by the Escrow Agent pursuant to such provision will be returned to the Indemnitors until such indemnification claims are resolved and then only to the extent such Shares are not required to be forfeited hereunder. For purposes of this Agreement, “Closing Price” means, on any particular date (a) the last reported closing bid price per share of the Company’s Common Stock on such date on the applicable Trading Market (as defined in the Securities Purchase Agreement), (b) if there is no such price on such date, then the closing bid price on the applicable Trading Market on the date nearest preceding such date, (c) if the Company’s Common Stock is not then listed or quoted on a Trading Market and if prices for the Company’s Common Stock are then reported in the “pink sheets” published by the Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Company’s Common Stock so reported, or (d) if the shares of Company’s Common Stock are not then publicly traded the fair market value of a share of Company’s Common Stock as determined by a qualified independent appraiser selected in good faith by the Company’s board of directors.

4.           Notices. If the Indemnitees intend to seek indemnification under this Agreement, they shall promptly notify the Indemnitors in writing of such claim; provided, however, that the failure to give such notice shall not affect the rights of the Indemnitees hereunder unless given after the Escrow Termination Date.

5.           Miscellaneous.

5.1           This Agreement (together with the Merger Agreement and the other Transaction Documents (as defined in the Securities Purchase Agreement)) contains the entire agreement between the parties with respect to the subject matter hereof, is not intended to confer upon any third party any rights or remedies, and shall not be assignable by any party hereto without the prior written consent of the other party.

5.2           This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and permitted assigns.

5.3           This Agreement shall be governed by the laws of the State of Delaware applicable to contracts executed and to be performed therein.

5.4           No failure of any party hereto to exercise, delay in exercising, or single or partial exercise of any right, power or remedy hereunder shall preclude any other or further exercise of the same or any other right, power or remedy by any such party.

5.5           Paragraphs and headings as used in this Agreement have been inserted for convenience of reference only and shall neither constitute a part of this Agreement nor affect its meaning, construction or effect.

5.6           If any portion of this Agreement is construed to be invalid, illegal or unenforceable as against public policy or otherwise, the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

5.7           This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which as so executed and delivered shall be an original, and all of which together shall constitute one and the same document. It shall not be necessary in making proof of this Agreement as to any party hereto to produce or account for more than one such counterpart executed by such party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Indemnification Agreement as of the date first above written.

SWEETSKINZ HOLDINGS, INC.

By:  ________________________________________
Name: Christopher Bartle
Title: President

SWEETSKINZ, INC.

By:  ________________________________________
Name: Andrew Boyland
Title: Chief Executive Officer

BELMONT PARTNERS, LLC

By:  ________________________________________
Name: Joe Meuse
Title: Senior Partner

ALBERDALE CAPITAL, LLC

By:  ________________________________________
Name: Mark Leininger
Title: Managing Director

ESCROW AGREEMENT

ESCROW AGREEMENT (the “Agreement”), dated as of April __, 2006 (“Effective Date”), by and among SWEETSKINZ HOLDINGS, INC., a Delaware corporation (f/k/a Nupro Innovations, Inc.) (the “Company”), SWEETSKINZ, INC., a Pennsylvania corporation (“SweetkinZ”), BELMONT PARTNERS, LLC (“Belmont”), ALBERDALE CAPITAL LLC (“Alberdale”) and Rubin, Bailin, Ortoli, Mayer & Baker LLP, a limited liability partnership, in its capacity as escrow agent (the “Escrow Agent”).

BACKGROUND

A.           The Company, SweetskinZ, Belmont and Alberdale are parties to, and are legally bound by, a certain Indemnification Agreement dated as of the date hereof (the “Indemnification Agreement”). Capitalized terms used herein and not defined shall have the meanings given to them in the Indemnification Agreement. A copy of the Indemnification Agreement is attached hereto as Exhibit “A”.

B.           Pursuant to the Indemnification Agreement, Belmont and Alberdale have agreed to deliver 275,000 shares of Company Common Stock to the Escrow Agent under this Agreement to be held in escrow (the “Escrow Fund”) for purposes of securing Belmont’s and Alberdale’s indemnification obligations under the Indemnification Agreement.

C.           The Escrow Agent has agreed to serve as escrow agent on the terms and conditions hereunder.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1.           Appointment of Escrow Agent. The parties hereby appoint the Escrow Agent to act as the escrow agent under this Agreement, and the Escrow Agent hereby accepts such appointment and agrees to hold the Escrow Fund in escrow, and pay and disburse the Escrow Fund, in accordance with the terms of this Agreement. Concurrently with the execution of this Agreement, Belmont and Alberdale shall deliver the Escrow Fund to the Escrow Agent. As between the Escrow Agent, on the one hand, and the other parties hereto, on the other hand, this Agreement constitutes the entire agreement with respect to the subject matter herein.

2.           Disbursements of the Escrow Fund.

(a)           Disbursement. Upon receipt of written authorization executed by the Company, SweetskinZ, Belmont and Alberdale, the Escrow Agent will deliver the Escrow Fund (or a portion thereof, as applicable) as directed in such authorization. Notwithstanding anything contained herein to the contrary, if no indemnification claim is made under the Indemnification Agreement during the period commencing on the date hereof and ending on the date that is 120 days after the Closing Date (as defined in the Securities Purchase Agreement), then the Company, SweetskinZ, Belmont and Alberdale shall, in writing, direct the Escrow Agent to deliver all of the then-existing Escrow Fund to Belmont and Alberdale (in the proportions directed by Belmont and Alberdale in writing). The Escrow Agent will not disburse any portion of the Escrow Funds without receiving an authorization under Section 2(a) with respect to such portion, except as provided in Section 3(d).

(b)           Termination of Escrow. This Agreement shall terminate upon the earlier of (i) disbursement of all of the Escrow Fund or (ii) the Escrow Termination Date.

3.           Matters Relating to Escrow Agent.

(a)           Indemnification of Escrow Agent. The Company, SweetskinZ, Belmont and Alberdale agree, jointly and severally, to hold Escrow Agent harmless and to indemnify Escrow Agent against any Losses arising out of or in connection with the performance of its obligations in accordance with the provisions of this Agreement, except for gross negligence or willful misconduct of Escrow Agent. The foregoing indemnities in this paragraph shall survive the resignation of Escrow Agent or the termination of this Agreement. The costs and expenses of enforcing this right of indemnification shall also be paid by the Company, SweetskinZ, Belmont and Alberdale, on a joint and several basis.

(b)           Specific Duties; No Liability. Escrow Agent’s duties are only such as are specifically provided herein and Escrow Agent is not charged with any duties or responsibilities in connection with any other agreement. Escrow Agent shall incur no liability whatsoever to the parties, except for liability resulting solely from the gross negligence or willful misconduct of the Escrow Agent. The Escrow Agent shall have no responsibility hereunder other than to follow faithfully the instructions herein contained. The Escrow Agent may consult with counsel (which may be members of its own firm) and shall be fully protected in any action taken in good faith in accordance with such advice. The Escrow Agent shall be fully protected in acting in accordance with any written instructions given to it hereunder and believed by it to have been executed by the proper parties.

(c)           Fees. If Escrow Agent believes it to be reasonably necessary to consult with counsel concerning any of its duties hereunder, or if Escrow Agent becomes involved in litigation as a result of acting as Escrow Agent hereunder, then in either case, the costs, expenses, and reasonable attorneys' fees of Escrow Agent shall be borne by the Company, SweetskinZ, Belmont and Alberdale, on a joint and several basis.

(d)           Disputes. It is understood and agreed that should any dispute arise with respect to the payment, ownership, or right of possession of the Escrow Fund, Escrow Agent is authorized and directed to retain in its possession, without liability to anyone, all or any part of the Escrow Fund until such dispute shall have been settled either by mutual agreement by the parties concerned, by the making of a final written arbitration award or by the entering of a final non-appealable order of court, but Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings.

(e)           Succession. If the Escrow Agent resigns (which it may do at any time for any reason whatsoever) or is otherwise unable to serve as Escrow Agent hereunder, its successor shall be designated in writing by the Company, SweetskinZ, Belmont and Alberdale.

4.           Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, (c) one business day after being sent by a nationally recognized express courier service, postage or delivery charges prepaid, or (d) on the date transmitted by telegram or facsimile if confirmed within 24 hours thereafter by a signed original sent in a manner set forth in (a), (b) or (c) above, to the parties as set forth on the signature page hereto or, if to the Escrow Agent, to: Rubin, Bailin, Ortoli, Mayer & Baker LLP 405 Park Avenue, New York, N.Y. 10022, Attention: William Rosenstadt, Esquire. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new address to the other parties in accordance with this Section provided that any such change of address notice shall not be effective unless and until received.

5.           Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware.

6.           Binding Effect. All of the terms and provisions of this Agreement shall be binding upon, and inure to the benefit of, the respective heirs, legal and personal representatives, successors and assigns of the parties hereto.

7.           Modifications. Neither this Agreement nor any term hereof can be changed, amended, waived or modified orally, and no agreement shall be effective to waive, change, amend, modify or discharge it in whole or in part unless such agreement is in writing and is signed by the parties against whom enforcement of any change, amendment, waiver, modification or discharge is sought.

8.           Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action as may be reasonably requested by another party to consummate more effectively the purposes or subject matter of this Agreement.

9.           Counterparts. This Agreement may be executed in one or more counterparts, and all such executed counterparts shall constitute the same agreement.

10.           Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

11.           Entire Agreement. This Agreement (including the exhibits) and the Indemnification Agreement contain the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed as of the day and year first above written.

SWEETSKINZ HOLDINGS, INC. (f/k/a Nupro Innovations, Inc.)

By: /s/ Christopher Barle
Name: Christopher Bartle
Title: President

SWEETSKINZ, INC.

By: /s/ Andrew Boyland
Name: Andrew Boyland
Title: Chief Executive Officer

BELMONT PARTNERS, LLC

By: /s/ Joe Meuse
Name: Joe Meuse
Title: President

ALBERDALE CAPITAL, LLC

By: /s/ Mark Leininger
Name: Mark Leininger
Title: Managing Director

Accepted and Agreed to this 6th day of April, 2006.

RUBIN, BAILIN, ORTOLI, MAYER & BAKER LLP, as Escrow Agent

By: /s/ William S. Rosenstadt
Name: William S. Rosenstadt